Exhibit 99.1

Vantage Drilling International Closes Sale of Emerald Driller Company and its Three Jackup Rigs.

HOUSTON, TX, May 31, 2022 – Vantage Drilling International (“Vantage”), announces today that on May 27, 2022, its directly-held subsidiary, Vantage Holdings International (“VHI”), consummated the sale to ADES Arabia Holding (“ADES Arabia”), of all of the issued and outstanding equity of VHI’s wholly-owned subsidiary, Emerald Driller Company (“EDC”), for a purchase price of US$170,000,000 in cash, together with an additional $34 million in cash in respect of contract preparation cost where mobilization and contract preparation costs would be largely reimbursable by the client to ADES after closing. The purchase price is subject to certain adjustments. Of $204 million in proceeds, $4 million was retained in escrow as security for such potential price adjustments. EDC owns the Emerald Driller jackup rig, the Sapphire Driller jackup rig and the Aquamarine Driller jackup rig, each of which is operating in Qatar, along with their respective drilling contracts. In addition, subsidiaries of Vantage and ADES Arabia entered into support services agreements, pursuant to which a subsidiary of Vantage will, in exchange for customary fees and reimbursements, provide support services to EDC in respect of the three rigs operating in Qatar for three years.

Ihab Toma, Vantage’s Chief Executive Officer, commented, “We are very pleased to have closed the sale of the Emerald Driller Company and its three jackup rigs. This transaction strengthens our balance sheet and provides Vantage with important financial flexibility. We will continue to support the operations of the three rigs for three years. We are excited to continue to leverage our management platform to bring first-class operational performance and efficiency to our clients and partners.”

Perella Weinberg Partners, LLC acted as financial advisor to Vantage, and Wikborg Rein LLP acted as legal advisor to Vantage.

Vantage Drilling International, a Cayman Islands exempted company, is an offshore drilling contractor, with a fleet of two ultra-deepwater drillships, and two premium jackup drilling rigs. Vantage's primary business is to contract drilling units, related equipment and work crews primarily on a dayrate basis to drill oil and natural gas wells globally for major, national and independent oil and gas companies. Vantage also markets, operates and provides management services in respect of, drilling units owned by others. www.vantagedrilling.com

The information above includes forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. These forward-looking statements are subject to certain risks, uncertainties and assumptions identified above or as disclosed from time to time in the company's filings that it may be required to make, or may otherwise voluntarily make, with the Securities and Exchange Commission. As a result of these factors, actual results may differ materially from those indicated or implied by such forward-looking statements. Vantage disclaims any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise.

Public & Investor Relations Contact:

Douglas E. Stewart

Chief Financial Officer & General Counsel

Vantage Drilling International

(281) 404-4700